UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 7, 2014 (January 3, 2014)

PERICOM SEMICONDUCTOR CORPORATION

(Exact Name of Registrant as Specified in its Charter)

California

(State or Other Jurisdiction of Incorporation)

0-27026 (Commission File Number)	77-0254621 (I.R.S. Employer Identification No.)

1545 Barber Lane, Milpitas, California 95035

(Address of Principal Executive Offices) (Zip Code)

(408) 232-9100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) Appointment of Chief Financial Officer

On January 3, 2014, James B. Boyd was appointed as Pericom’s Senior Vice President and Chief Financial Officer, effective as of January 6, 2014.

Mr. Boyd, age 61, served as Chief Financial Officer of Quantenna Communications, a Wi-Fi network solutions provider, since September 2012. From December 2010 to September 2012, Mr. Boyd was Chief Financial Officer of Link-A-Media Devices, a manufacturer of SSD controller chips. From June 2007 to November 2010, he served as Senior Vice President and Chief Financial Officer of Silicon Storage Technology, a manufacturer of memory and non-memory chips, and from July 2000 to June 2007, he was Senior Vice President and Chief Financial Officer of ESS Technology, a provider of DVD and image sensor chips. Mr. Boyd also previously held financial management positions with Gatefield Corporation, GTE Sprint Communications and Southern Pacific Companies. Mr. Boyd holds a bachelor of science degree and an MBA degree from the University of Wisconsin and a law degree from the Golden Gate University School of Law.

Under his offer letter with Pericom, Mr. Boyd is engaged as an at will employee with an initial base annual salary of $260,000. He will participate in Pericom’s annual fiscal year bonus plan based on corporate and individual goals. He is eligible to receive an annual bonus of up to $100,000 for fiscal 2014, which began on 7/1/2013, pro-rated for the portion of the year in which he is employed. Pericom will recommend that its Board of Directors grant equity awards to Mr. Boyd consisting of an option to purchase 60,000 shares of Pericom common stock and 25,000 shares of restricted stock units (RSU’s). The option is expected to vest 25% after one year of employment with the remaining shares to vest at the rate of 1/36th per month over the next three years, and will expire ten years from the date of grant. The RSU’s will vest at 25% at the end of each year for four years.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits.

Number	Description

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERICOM SEMICONDUCTOR CORPORATION

By: /s/ Alex C. Hui
Alex C. Hui Chief Executive Officer
Date: January 7, 2014